UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28th, 2005

AMERICAN GOLDFIELDS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200-4170 Still Creek Drive

Burnaby, B.C., Canada V5C 6C6

(Address of principal executive offices)

604-299-6600

(Registrant’s telephone number, including area code)

_______________

(Former name or former address, if changed since last report.)

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On February 28th, 2005, American Goldfields Inc. (the “Company”) executed an agreement with Minquest, Inc. (“MinQuest”) granting the Company the right to purchase 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest, a natural resource exploration company. Mr. Richard Kern, who joined the Board of Directors of the Company on May 26, 2004, is the President of MinQuest.

The properties include the Crescent Fault Claims, Bankop Property, and Bullion Mountain Property (collectively referred to as the Cortez Properties) and consist of an aggregate of 68 mineral claims in Eureka and Lander counties in Nevada.

Simultaneous with the execution and delivery of the Property Option Agreement, the Company paid MinQuest $65,000. In order to earn a 100% interest in the Cortez Properties, the Company must pay MinQuest, Inc. and incur expenditures relating to exploration and mining operations in accordance with the following schedule: (i) on or before February 15, 2006, $30,000 to MinQuest and incur $100,000 in expenditures incidental to the mining operations; (ii) on or before February 15, 2007, $40,000 to MinQuest and an additional $150,000 in expenditures; (iii) on or before February 15, 2008, $50,000 to MinQuest and an additional $200,000 in expenditures; (iv) on or before February 15, 2009, $75,000 to MinQuest and an additional $300,000 in expenditures; and (v) on or before February 15, 2010, $250,000 to MinQuest and incur an additional $400,000 in expenditures. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties. If all said payments are made, then we will acquire all mining interests in the property. If the Company fails to make any payment when due, the Agreement gives the Company a 30-day grace period to pay the amount of the deficiency.

MinQuest retained a 3% royalty of the aggregate proceeds received by the Company from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.

The Company must use MinQuest for its mineral exploration expertise on the property. Furthermore, both the Company and MinQuest have the right to assign, sell, mortgage or pledge their rights in the Agreement or on the property. In addition, any mineral interests staked, located, granted or acquired by either the Company or MinQuest which is located within a 2 mile radius of the property will be included in the option granted to the Company.

The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. If the Company gives notice that it denies a default has occurred, the matter shall be determined finally through such means of dispute resolution as such matter has been subjected to by either party. The Agreement provides that all disputes shall be resolved by a sole arbitrator under the rules of the Arbitration Act of Nevada. The Company also has the right to terminate the Agreement by giving notice to MinQuest.

For all the terms and conditions of the Property Option Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 1. All statements made herein concerning the foregoing agreement are qualified by reference to Exhibit 1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired. N/A
(b)	Pro forma financial information. N/A
(c)	Exhibits.

10.1	Property Option Agreement dated as of February 28th, 2005, between MinQuest Inc. and American Goldfields Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Goldfields Inc.

(Registrant)

By: /s/ Donald Neal

Donald Neal, Chief Executive and Financial Officer, Treasurer and Secretary

Date: February 28th, 2005